Exhibit 10.35

TRANSITION SETTLEMENT AGREEMENT

This license and collaboration Agreement (“Agreement”) is made effective as of the Effective Date given on the signature page and entered into at Provo, Utah, USA, by and among the following parties:

(1)   Online Investors Advantage Incorporated , a Utah corporation, located at 5252 North Edgewood Drive, Suite 325, Provo, Utah 84604 (“Online”);

(2)   Hon Leong Chong, an individual, whose Singapore passport number is S0004804F and is residing at 10G Braddel Hill #04-28, Singapore 57926 (“Chong”);

(3)   Eric Lip Meng Tan, an individual, whose Singapore passport number is S1349197I and is residing at 279 Balestier Road #07-07, Balestier Point, Singapore 329727 (“Tan”) (hereinafter the individuals, Chong and Tan, are collectively called Chong & Tan”);

(4)   Investools Asia Pacific Pte. Ltd., a Singapore company, having a business address of 20 Kallang Avenue, Level One PICO Creative Centre, Singapore 339411 (Singapore Co.”); and

(5)   Investools Hong Kong Limited, a Hong Kong company, having a business address.of 29th Floor, Wing On Centre, 111 Connaught Road Central, Hong Kong, China 766698 (“Hong Kong Co.”), the Singapore Co. and the Hong Kong Co. being referred to herein individually and collectively as the “Licensees”.

Any or all of the above parties shall be referred to herein as “Party”.

A.  WHEREAS, the parties are currently executing an agreement entitled “License and Collaboration Agreement,” effective August 1, 2002, defining their relationship with respect to Online’s business being conducted by Licensees in Singapore, Hong Kong Malaysia and Brunei.

B.  WHEREAS, the parties, effective August 1, 2002, terminated a prior agreement previously defining their relationship, entitled “Joint Venture Agreement” dated September 27, 2001.

C.  WHEREAS, the parties desire to settle all accounts, amounts due, claims and other outstanding financial matters arising under the Joint Venture Agreement.

NOW, THEREFORE, the Parties to this Agreement do hereby agree to the following terms and conditions:

1.  Transition Expenses, Accounts Payable, Assets

1.1  The Parties acknowledge that a prior agreement between Online and Chong & Tan, namely the prior Joint Venture Agreement previously effective on September 27, 2001, was terminated by a notice letter from Online to Chong & Tan, effective August 1, 2002 (“Prior Agreement”).  Although the Effective Date of the present Agreement is August 1, 2002, Licensees and possibly Chong & Tan will have incurred expenses and disbursed payments (“Transition Expenditures”) during the period between August 1, 2002 and the Effective Date given below.

1.2  The Parties agree that no Transition Expenses shall be included as a part of Licensees’ Expenses under the License and Collaboration Agreement, except to the extent that those Transition Expenses, if any, are listed in Exhibit 1, attached hereto and incorporated herein.

1.3  The Parties agree that the Accounts Payable, as of August 1, 2002, is indicated in Exhibit 2, attached hereto and incorporated herein.

1.4   The Parties agree that the a correct Summary of Assets, as of August 1, 2002 is indicated in Exhibit 3, attached hereto and incorporated herein.

2.  Prior Claims

2.1  It is understood that the Licensees and/or Chong & Tan have claimed that Online should reimburse them for all unpaid costs, charges, reimbursements, or other monies or funds that occurred prior to termination of the prior Joint Venture Agreement and that are owed or claimed to be owed to Licensees or to Chong & Tan, or made by any other person or entity, individually or collectively, in the amount of One Hundred and Four Thousand US Dollars (US$104,936.12) as documented in Exhibit 4, an expense summary email message, with its five attachments, attached hereto and incorporated herein. (collectively the “Prior Claims”).

2.2  Upon the execution of this Agreement by all Parties, Online shall pay Licensees together in full settlement for all such Prior Claims, the amount of Seventy Thousand U.S. Dollars ($US 70,000.00). (“Expense Reimbursement”).  Licensees, and Chong & Tan hereby represent, warrant and agree that the payment of this Expense Reimbursement shall be in full settlement for any such Prior Claims, except to the extent that differences are determined by the Audit described in Section 4, herein.

2.3  Conditional upon payment of the Expense Reimbursement to License, the Licensees, and Chong & Tan do hereby release Online from any and all such Prior Claims, whether known now or in the future, except to the extent that differences are determined by the Audit described in Section 4, herein.

3.  Account B Settlement

3.1  The parties understand that the amount in Account B under the Prior Agreement as of August 1, 2002 was One Hundred and Sixty Two Thousand, Nine Hundrred and Eighty Five Singapore Dollars and Seventy-Seven cents. (S $162,985.77). (“Account B Amount”).

3.2  Under the Prior Agreement, Chong & Tan were entitled to all amounts in Account B after all expenses were paid.  Chong & Tan hereby represent and warrant that the Account B Amount was the correct amount in Account B after all expenses required to be paid out of Account B were paid.  Based on that representation, Online shall pay the Account B Amount to Chong & Tan, to be divided between them, in any manner they desire.

4.  Audit

4.1  Online may, with reasonable notice and within normal business hours, at its own expense, conduct an audit of the books and records of each of the Licensees and make whatever copies it desires of the same (“Audit”).  The Audit may include, but is not limited to, a full review of the books and records of Licensees under the Prior Agreement and during the Transition Period, as well as under the current Agreement, including a review of all Licensees’ expenses, payments and charges under Accounts A and B and all Transition Expenses.

4.2  The Audit shall also include an examination of the books and records relating to the Account B Amount and the Prior Claims Amount.  Should the Audit determine that the Account B Amount should be a different amount than that stated herein (“Audited Account B Amount”), then the Audited Account B Amount shall be subtracted from the Account B Amount stated herein to determine the difference (“Account B Difference”).  Should the Audit determine that the Prior Claims Amount should be a different amount than that stated herein (“Audited Prior Claims Amount”), then the Audited Prior Claims Amount shall be subtracted from the Prior Claims Amount stated herein to determine the difference (“Prior Claims Difference”).

4.3  In the event that Online determines that the combined amounts of the Account B Difference and the Prior Claims Difference total more than Ten Thousand US Dollars (US$10,000.00) (“Threshold Amount”), then the following payment or payments shall be made:

(a) if the Account B Difference is a negative number, Online shall pay to Chong & Tan the Account B Difference,

(b) if the Account B Difference is a positive number, Chong & Tan shall pay to Online the Account B Difference,

(c) if the Prior Claims Difference is a negative number, Online shall calculate the percentage of the Prior Claims Difference over the stated Prior Claims Amount (“First Percentage”), and Online shall pay to Chong & Tan an amount equal to the First Percentage times the Expense Reimbursement, and

(d) if the Prior Claims Difference is a positive number, Online shall calculate the percentage of the Prior Claims Difference over the stated Prior Claims Amount (“Second Percentage”), and Chong & Tan shall pay to Online an amount equal to the Second Percentage times the Expense Reimbursement

5.  Payment Schedule

5.1  The Parties agree that the above amounts shall be paid from the Singapore Co. Account A bank account to Rejoice Edumedia Pte Ltd (“Rejoice”) and Cappi Management Pte Ltd (“Cappi”) immediately upon their presentation of their respective invoices, according to the following schedule:

Expense Reimbursement – To be paid on 13 December 2002, as follows:

To Rejoice – US$35,000.00

To Cappi – US$35,000.00

Account B Amount – To be paid on 2 January 2003, as follows:

To Rejoice – S $43,592.89

To Cappi – S $9,392.89

6.  General Provisions

6.1  Relationship of the Parties.  This Agreement does not constitute any Party as the agent or legal representative of the other Party for any purpose whatsoever.  No Party is granted any express or implied right or authority by any other Party to assume or to create any obligation or responsibility on behalf of, or in the name of, the other Party, or to bind the other Party in any manner or thing whatsoever.

6.2  Law.  This Agreement shall be governed by and construed in accordance with The laws of the country where legal proceedings are brought, as provided in Paragraph 6.2, without regard to conflict of laws provisions.

6.3  Jurisdiction/Venue.  If any dispute arises out of this Agreement, it is agreed that jurisdiction and venue for any legal proceedings brought by Licensees, and/or Chong or Tan against Online shall lie exclusively in a competent court in the County of Salt Lake, Utah, U.S.A.  Jurisdiction and venue for any legal proceedings brought by Online against Licensees, Chong, Tan, shall lie exclusively in the courts of Singapore.  Licensees and Chong & Tan irrevocably submit to the non-exclusive jurisdiction and venue of the courts of Singapore. The existence of legal proceedings between the Parties in one or more jurisdictions shall not preclude the undertaking of legal proceedings in any other jurisdiction, whether concurrent or not.

6.4  Attorneys’ Fees.  If this Agreement gives rise to a lawsuit or other legal proceeding between any of the Parties hereto, the prevailing Party shall be entitled to recover court costs, necessary disbursements (including without limitation expert witnesses’ fees) and reasonable attorneys’ fees, in addition to any other relief such Party may be entitled.  This provision shall be construed as applicable to the entire contract.

6.5  Binding on Heirs.  This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the Parties.

6.6  Entire Agreement/Modification.  This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof, and no other agreement, statement, or promise relating to the subject matter of this Agreement that is not contained herein shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing.

6.7  Assignment.  Chong & Tan may not assign any right or interest arising under this Agreement without the prior written consent of Online.  Online may assign any right or interest it has under this Agreement.

6.8  Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

6.9  Waiver.  The waiver by any Party of any breach of a provision of this Agreement by the other Party shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or of a different provision of this Agreement.  Except as otherwise specifically provided in this Agreement, nothing contained herein shall be deemed to restrict or prevent any Party from exercising legal or equitable rights or from pursuing legal or equitable remedies in connection herewith.

Effective Date:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ONLINE INVESTORS ADVANTAGE INCORPORATED

/s/ PAUL A. HELBLING		INVESTOOLS ASIA PACIFIC PTE LTD
By:	Paul Helbling
		By:	/s/ CHONG HON LEONG
Title:	Chief Financial Officer
		Printed Name:	Hon Leong Chong
/s/ DAVID W. MCCOY
By:	David McCoy	Title:	President

Title:	President	INVESTOOLS HONG KONG LIMITED

By:

/s/ TAN LIP MENG

Printed Name:

Tan Lip Meng

/s/ CHONG HON LEONG
Hon Leong Chong, Individually		Title:	Director

/s/ TAN LIP MENG
Eric Tan, individually

Note: Exhibits 1, 2, 3 and 4 are attached hereto and initialed by the parties